Exhibit 99.2

Bryn Mawr Bank Corporation

NASDAQ: BMTC

Second Quarter 2013 Conference Call

Prepared Remarks

July 25, 2013

8:30 A.M. (Eastern Time)

Operator:

Good morning ladies and gentlemen. My name is (            ); I will be your conference call operator today. At this time I would like to welcome everyone to the Bryn Mawr Bank Corporation’s quarterly conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Duncan Smith, Chief Financial Officer. Sir, you may begin your conference.

Duncan Smith:

Thank you, (            ), and thanks everyone for joining us today. I hope you had a chance to review our most recent press release. If you have not received our press release it is available on our Website at bmtc.com or by calling 610-581-4925.

Ted Peters, Chairman and CEO, of Bryn Mawr Bank Corporation, has some comments on the quarter and our strategic initiatives. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation Web site or by calling 877-344-7529, and the Replay Passcode is 10030504. A replay will be available approximately two hours after this call concludes.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include, but are not limited to, the words may, will, would, could, should, likely, possibly, probably, potentially, predict, contemplate, continue, believe, expect, anticipate, outlook, project, forecast, are optimistic, are looking, intend, plan, target, estimate, or words or phrases of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the corporation’s control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The corporation does not undertake to update forward-looking statements. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, located on our website. Thanks, now I would like to turn the call over to Ted.

Ted Peters:

Thanks, Duncan, and thank you everyone for joining us today.

Yesterday, after the market close we issued our second quarter 2013 earnings press release. Once again, we are pleased with our continued strong quarterly results and we are optimistic about continuing this positive trend. We reported net income of $6.3 million and diluted earnings per share of $0.46 for the second quarter of 2013, compared to net income of $5.3 million and diluted earnings per share of $0.40 for the same period last year. Net income for the second quarter of 2013 represented a 17.0% or $907 thousand increase from the same period in 2012.

It should be noted that net income for the second quarter of 2013 included pre-tax due diligence and merger-related expenses of $688 thousand, as compared to $914 thousand for the same period in 2012.

Increases in net interest income and wealth management revenues were significant factors contributing to our solid performance in the second quarter of 2013. While our acquisitions have delivered positive incremental revenues, they have also brought incremental increases in our expenses, primarily in salaries and benefits expense, occupancy costs and other operating expenses. These expense increases were largely related to the 2012 acquisitions of Davidson Trust and First Bank of Delaware.

Non-interest expense for the three months ended June 30, 2013 increased $2.4 million, to $20.5 million, as compared to $18.1 million for the same period in 2012. As I noted previously, our 2012 acquisitions, along with the opening of our new Bala Cynwyd branch, were largely responsible for the $1.8 million increase in salary and benefit and occupancy expenses between the periods. An increase of $889 thousand in other operating expenses is primarily the result of enhancements to our IT infrastructure.

Net interest income for the second quarter of 2013 was $17.9 million, an increase of $2.0 million, or 12.7%, compared to the second quarter of 2012. Factors contributing to this improvement included a $134.0 million increase in average portfolio loans, approximately half of which were acquired from FBD, the prepayment of $22.5 million of subordinated debt in the third and fourth quarters of last year, and the prepayment of $20.0 million of long-term FHLB borrowings during the first quarter of 2013. In addition, the average rate paid on deposits declined by 16 basis points between the periods.

The tax-equivalent net interest margin of 3.98% for the second quarter of 2013 increased 14 basis points from the 3.84% tax-equivalent net interest margin for the same period in 2012. The increase was primarily the result a $141.2 million increase in average interest-earning assets, partially offset by an increase of $61.9 million in average interest-bearing liabilities between the periods. While the tax-equivalent yield earned on average interest-earning assets declined by 12 basis points between the periods, the tax-equivalent rate paid on interest-bearing liabilities dropped 34 basis points. The attention given to managing our funding costs has benefited us tremendously throughout this prolonged low rate environment.

For the second quarter of 2013, revenue for wealth management services was $9.1 million, a $1.9 million increase, or 26.1%, from the $7.2 million for the same period in 2012. The Wealth Division’s assets under management, administration, supervision and brokerage increased to $6.9 billion as of June 30, 2013, an increase of $579 million, or 9.2%, from June 30, 2012. Market appreciation, organic growth, and new business development contributed to the successful results for the quarter.

Nonperforming loans and leases as of June 30, 2013 were $10.4 million, or 0.73% of total portfolio loans and leases, as compared to $14.8 million, or 1.06% of portfolio loans and leases, as of December 31, 2012. For the three months ended June 30, 2013, the Corporation recorded net loan and lease charge-offs of $1.0 million, as compared to $903 thousand for the same period in 2012. The provision for loan and lease losses for each of the three month periods ended June 30, 2013 and June 30, 2012 was $1.0 million.

The allowance for loan and lease losses as of June 30, 2013 was $14.4 million, or 1.01% of portfolio loans and $14.4 million, or 1.03% of portfolio loans and leases as of December 31, 2012.

The capital ratios for the Bank and the Corporation indicate levels well above the regulatory minimum to be considered “well capitalized.” In particular, the tangible equity ratio for the Corporation has improved from its December 31, 2012 levels of 7.60% to 8.21% as of June 30, 2013. These increases were primarily the result of increases in retained earnings and issuance of common stock, along with a slight decline in total assets between the dates.

Deposits of $1.55 billion as of June 30, 2013 decreased $85.0 million from December 31, 2012. The 5.2% decrease was primarily comprised of decreases of $57.4 million and $15.1 million in time deposits and wholesale deposits, respectively, between the dates. The Corporation has continued its planned run-off of its higher-rate certificates of deposit.

Total assets as of June 30, 2013, were $2.01 billion, a slight decline from $2.04 billion as of December 31, 2012.

Total portfolio loans and leases of $1.43 billion, as of June 30, 2013 increased $32.5 million from December 31, 2012, as the increases in the commercial mortgage segment of the portfolio were partially offset by declines in residential mortgages and home equity lines and loans.

I am pleased to announce that on July 25, 2013, the Board of Directors of the Corporation declared a quarterly dividend of $0.17 per share. The dividend is payable September 1, 2013, to shareholders of record as of August 6, 2013.

In summary:

Acquisitions over the past several years have had a positive impact on our growth and performance. We continue to focus on profitably growing the Corporation and will continue to actively invest in quality growth opportunities.

We believe our business model is sound and we expect continued strong performance in 2013.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?

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